Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 10, 2020 with respect to the consolidated financial statements of International General Insurance Holdings Ltd. (IGI), and our report dated December 9, 2019 with respect to the statement of financial position as of November 13, 2019 of International General Insurance Holdings Ltd. (Pubco), included in the proxy statement/prospectus that is made a part of Amendment No. 2 to the Registration Statement (Form F-4) of Pubco for the registration of up to 29,458,755 common shares, 23,250,000 warrants and 23,250,000 common shares issuable upon exercise of warrants of Pubco.

/s/ Ernst & Young LLP
London, United Kingdom
February 10, 2020